SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement          [  ]   Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[x ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                Stein Mart, Inc.
                                ----------------
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                                Stein Mart, Inc.
                                ----------------

                           NOTICE AND PROXY STATEMENT
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 2000

TO THE HOLDERS OF COMMON STOCK:

     PLEASE TAKE NOTICE that the annual meeting of stockholders of Stein Mart, Inc. will be held on Monday, May 1, 2000, at 2:00 P.M., local time, at The
Radisson Riverwalk Hotel & Conference Center, 1515 Prudential Drive, Jacksonville, Florida.

     The meeting will be held for the following purposes:

     1. To elect a Board of Directors for the ensuing year and until their successors have been elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The stockholders of record at the close of business on March 10, 2000, will be entitled to vote at the annual meeting.

     It is hoped you will be able to attend the meeting, but in any event, we will appreciate it if you will date, sign and return the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors,



                                             James G. Delfs
                                             Secretary

Dated:  April 3, 2000

                                Stein Mart, Inc.

                            1200 Riverplace Boulevard
                           Jacksonville, Florida 32207
                                 ---------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                       STOCKHOLDERS TO BE HELD MAY 1, 2000


     This Proxy Statement and the enclosed form of proxy are being sent to stockholders of Stein Mart, Inc. on or about April 3, 2000 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company. The meeting will be held on Monday, May 1, 2000 at 2:00 P.M., local time, at The Radisson Riverwalk Hotel & Conference Center, 1515 Prudential Drive, Jacksonville, Florida.

     The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (i) giving written notice to the Secretary of the Company, (ii) delivery of a later dated proxy, or (iii) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

                                VOTING SECURITIES

     The stockholders of record entitled to vote was determined at the close of business on March 10, 2000. At such date, the Company had outstanding and entitled to vote 43,250,165 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

     The following table shows the name, address and beneficial ownership as of February 25, 2000 of each person known to the Company to be the beneficial owner of more than 5% of its outstanding common stock:

                                   Amount and Nature of               Percent
    Beneficial Owner               Beneficial Ownership               of Class
    ----------------               --------------------               --------
Jay Stein                            16,365,322(1)                       37.8%
1200 Riverplace Boulevard
Jacksonville, Florida  32207

FMR Corp.                             3,836,200(2)                        8.6%
82 Devonshire Street
Boston, Massachusetts 02109
-------------------------

(1) Includes 15,885,772 shares held by Stein Ventures Limited Partnership which is 100% controlled by Mr. Stein and 429,450 shares held by the Jay Stein Foundation Trust over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation.

(2) According to a Schedule 13G/A filed February 14, 2000, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 along with Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3
     (a)(6) of the Securities Exchange Act of 1934 are considered "beneficial owners" in the aggregate of 3,836,200 shares, or 8.6% of shares outstanding of the Company's common stock, which shares were acquired for investment purposes by certain advisory clients.

     As of February 25, 2000, all directors and executive officers of the Company as a group owned beneficially 17,358,602 shares of the Company's common stock, or 39.3% of the total shares outstanding. In computing the number of shares owned beneficially by directors and executive officers of the Company as a group, shares subject to options that are not exercisable within 60 days have been excluded.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons owning more than ten percent of the Company's common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent beneficial owners have been complied with.

                              ELECTION OF DIRECTORS

     At the meeting, a Board of seven (7) directors will be elected for one year and until the election and qualification of their successors. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of the persons named below who have been designated by the Board of Directors as nominees. Each nominee is at present available for election, is a member of the Board and was elected to the Board by the Company's stockholders. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute. There are no family relationships between any directors or executive officers of the Company. After nine successful years of serving on the Stein Mart board, Albert Ernest, Jr. is retiring following his current term which ends May 1, 2000. Information concerning the Board's nominees, based on data furnished by them, is set forth below.

     The Board of Directors of the Company recommends a vote "for" the election of each of the following nominees. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

                                                                          Year            Shares of
                                                                          First           Company Common
                            Positions with the Company;                   Became          Stock Owned
                            Principal Occupations During                  Director        Beneficially as of
 Name                       Past Five Years; Other                        of the          February 25, 2000
 Age                        Directorships                                 Company(1)      (% of Class) (2)
 ----                       --------------------------------------------  ------------    -------------------------
Jay Stein*                  Chairman of the Board of the Company since      1968             16,365,322(3)
(54)                        1989; President of the Company from 1979                            (37.8%)
                            to 1990; former director of American
                            Heritage Life Insurance Company based in
                            Jacksonville, Florida and Promus Hotel
                            Corporation based in Memphis, Tennessee

John H. Williams, Jr.*      President (since 1990) and director of the      1984                854,000(4)
(62)                        Company; Executive Vice President from                               (1.9%)
                            1980 to 1990; director of SunTrust Bank,
                            North Florida, N.A. in Jacksonville,
                            Florida

Alvin R."Pete"              Director of the Company; Vice Chairman of       1996                  6,640(4)(5)
Carpenter o                 CSX Corporation since July 1999; President
(58)                        and Chief Executive Officer of CSX
                            Transportation, Inc. from 1992 to 1999;
                            director of Regency Realty Corporation,
                            Florida Rock Industries, Inc. and
                            Birmingham Steel Corporation

Linda McFarland             Director of the Company; President &            1999                  3,500(5)
Farthing+                   Director, Friedman's, Inc. 1998; President
(52)                        & Director, Cato Corporation 1990-1997

Mitchell W. Legler o        Director of the Company; sole shareholder       1991                 29,000(4)(5)(6)
(57)                        of Mitchell W. Legler, P.A., general                                 (0.1%)
                            counsel to the Company since 1991;  partner
                            of Foley & Lardner  from 1991 to 1995;
                            director IMC Mortgage Company
                                       3

                                                                          Year            Shares of
                                                                          First           Company Common
                            Positions with the Company;                   Became          Stock Owned
                            Principal Occupations During                  Director        Beneficially as of
 Name                       Past Five Years; Other                        of the          February 25, 2000
 Age                        Directorships                                 Company(1)      (% of Class) (2)
 ----                       --------------------------------------------  ------------    -------------------------
Michael D. Rose+            Director of the Company; Chairman of Promus     1997                 42,640(4) (5)
(57)                        Hotel Corporation from 1995 to December 1997;                        (0.1%)
                            Chairman of Harrah's Entertainment, Inc. from
                            1995 to January 1997; Chairman of The Promus
                            Companies, Incorporated from 1990 to 1995;
                            Chief Executive Officer of The Promus
                            Companies, Incorporated from 1990 to 1994;
                            director of Darden Restaurants, Inc., First
                            Tennessee National Corporation, General
                            Mills, Inc., Felcor Lodging Trust, Inc.,
                            ResortQuest International, Inc., and Nextera
                            Enterprises, LLC

James H. Winston+o          Director of the Company; Chairman of LPMC,      1991                 57,500(4)(5)(7)
(66)                        a real estate investment firm based in                               (0.1%)
                            Jacksonville,  Florida,  since  1979;
                            President  of Omega  Insurance  Company,
                            Citadel  Life  &  Health Insurance  Company
                            and Wellington  Investments since 1983;
                            director  of FRP  Properties,  Inc.,
                            Winston Hotels and Scott-McRae Group, Inc.
 -----------------------------------

* Member of the Executive Committee, any meeting of which also must include any one of the outside directors.

+    Member of the Audit Committee.

o    Member of the Compensation Committee.

(1)  Directors are elected for one-year terms.

(2) Where percentage is not indicated, amount is less than 0.1% of total outstanding common stock. Unless otherwise noted, all shares are owned directly, with sole voting and dispositive powers. Excludes shares subject to options that are not exercisable within 60 days.

(3) Includes 15,885,772 shares held by Stein Ventures Limited Partnership which is 100% controlled by Mr. Stein and 429,450 shares held by the Jay Stein Foundation Trust over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation.

(4) Includes the following shares which are not currently outstanding but which the named holders are entitled to receive upon exercise of options:


                           John H. Williams, Jr                788,000
                           Alvin R. "Pete" Carpenter             2,640
                           Mitchell W. Legler                   12,000
                           Michael D. Rose                       2,640
                           James H. Winston                     12,000

     The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by each named individual and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(5) Each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company. Options that are exercisable within 60 days are included in the shares indicated.

(6) These shares are owned by Mr.Legler and his wife as tenants by the entirety.

(7) Includes 20,400 shares owned through corporations of which Mr. Winston is the sole stockholder.

Executive Officers

The executive officers of the Company are:

     Jay Stein                              Chairman and Chief Executive Officer

     John H.Williams, Jr.                   President and Chief Operating
                                            Officer

     James G. Delfs                         Senior Vice President, Finance and
                                            Chief Financial Officer

     Michael D. Fisher                      Executive Vice President, Stores

     Gwen K. Manto                          Executive Vice President and
                                            Chief Merchandising Officer

     For additional information regarding Messrs. Stein and Williams see the Directors' table on the preceding pages.

     Mr. Delfs joined the Company in May, 1995 as Senior Vice President, Finance and Chief Financial Officer. From 1993 to 1994 he was Vice President, Chief Financial Officer for Helzberg's Diamond Shops, Inc., a chain of jewelry stores and from 1988 to 1992 he was Vice President, Chief Financial Officer for Abercrombie & Fitch, Inc., a division of The Limited, Inc.

     Mr. Fisher joined the Company in August, 1993 as Executive Vice President, Stores. From 1988 to 1993, Mr. Fisher was Senior Vice President of Stores for Millers Outpost, Inc., a California based chain of apparel stores.

     Ms. Manto joined the company February 1, 2000, as Executive Vice President and Chief Merchandising Officer. From 1998 to 1999 Ms. Manto was President and CEO of Kids Foot Locker, a division of Venator Corporation. From 1996 to 1998, Ms. Manto served as Senior Vice President, General Merchandise Manager for Kids "R" Us and Babies "R" Us. From 1986 to 1996, Ms. Manto first served as Vice President, Divisional Merchandise Manager before becoming Senior Vice President, General Merchandise Manager for Rich's/Lazarus/Goldsmith's Department stores. From 1971 to 1986, Ms. Manto served in various buyer positions for Macy's Atlanta before becoming Vice President, Divisional Merchandise Manager.

Board of Directors and Standing Committees

     Regular meetings of the Board of Directors are held four times a year, normally in the first month of each quarter. During 1999, the Board held a total of four regular meetings. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 1999.

     The Board of Directors has established three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee, which are described below. Members of these committees are elected annually at the regular Board meeting held in conjunction with the annual stockholders' meeting. The Board of Directors presently does not have a nominating committee.

     Executive Committee. The Executive Committee is comprised of Messrs. Stein (Chairman) and Williams, plus any one outside director. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by the Company's bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held no meetings during 1999.

     Audit Committee. The Audit Committee is comprised of Messrs. Winston (Chairman), Rose and Ms. Farthing, none of whom is an officer of the Company. Beginning in 2000, regular meetings of the Audit Committee are to be held three times a year, with one meeting scheduled in conjunction with the annual stockholders' meeting. During 1999, the Audit Committee held two meetings. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors, and reviewing the annual audit with the auditors.

     Compensation Committee. The Compensation Committee is comprised of Messrs. Carpenter (Chairman), Legler and Winston. The Compensation Committee generally holds four regular meetings per year. During 1999, the Compensation Committee held four meetings. This Committee has the responsibility for approving the compensation arrangements for senior management of the Company, including annual bonus compensation. It also recommends to the Board of Directors, adoption of any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options under the Company's Employee Stock Plan.

                  COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

Compensation Philosophy

     The Compensation Committee believes that the Company should continue to emphasize its philosophy of rewarding performance within the Company, and of encouraging a long-term view by all the Company's officers and other managerial personnel.

     The Company's 1999 fiscal year was not a year of high performance, with the Company experiencing a decrease in net income to $11.8 million although the Company earned $24.5 million before a pre-tax charge of $20.5 million as a result of certain store closings and inventory adjustments. At the same time, the Company's net sales increased 15.2% to $1,035 billion in 1999 from $897.8 million in 1998.

     Over the last several years, the Company has moved more of its officers to bonus formulas which were quantitatively driven, applying factors which the Company believed would positively impact the profitability of the Company. This year, the Compensation Committee has continued that trend by causing substantial portions of the bonuses for the Company's two most senior executive officers, the Chief Executive Officer and Chief Operating Officer, to also be quantitatively driven.

Employee Stock Ownership

     The Compensation Committee determined that the Company's philosophy on focusing on long-term value through the grant of stock options and involving employees in direct ownership of the Company's shares would contribute materially to the Company's success in the long run. The Compensation Committee noted the Company's stock option plans and Employee Stock Purchase Plan continue to achieve an alignment of the interests of key employees with the Company's stockholders, and continue to provide a meaningful incentive for key employees to remain with the Company.

Senior Executives

     The Company achieved reasonable results for 1999 after considering the pre-tax charge described above. In addition, the Company has reevaluated the base compensation of certain of its officers compared with their peer group and determined that adjustments in base compensation were appropriate in view of amounts being paid by companies generally in the Company's peer group. In addition, consistent with the Company's philosophy of seeking a more quantitative bonus formula, the Compensation Committee determined that it was appropriate to modify the bonuses for both the Chairman/Chief Executive Officer of the Company and the President/Chief Operating Officer of the Company from the past approach which had been entirely discretionary within the Committee. Accordingly, beginning with 1999, the Committee determined that the Chairman/CEO and President/COO should have a possible bonus equal to 100% of base salary, with 70% of the possible bonus being pro rata as the Company's earnings per share increase from 95% of the earnings per share for the prior year to 140% for the current year, and with 30% being discretionary based upon the Compensation Committee's review of the success of the executive officers in achieving their stated goals each year. Under the formula, in calculating earnings per share, extraordinary and one-time items of income and charges would be eliminated from the calculations so the executive officers would neither be advantaged nor disadvantaged by such occurrences.

     The Committee implemented those concepts as follows:

     1. Jay Stein, Chairman and Chief Executive Officer, was awarded a base salary increase of $86,000, increasing his salary to $550,000 for the year. In view of the Company's mediocre performance for the year and the material drop in the price of the Company's shares of common stock, the Compensation Committee determined that no discretionary bonus would be awarded for the year. However, the quantitative portion of the bonus based upon a comparison of the Company's net income per share for 1999 compared to the net income per share for 1998 would have given rise to a formula-driven bonus payment of $139,200 to Jay Stein. However, Jay Stein had advised the Committee that nonwithstanding the quantitative formula, in view of the downward pressure on the Company's stock price, he requested that no bonus be awarded to him for 1999 and the Committee complied with his request. Accordingly, no bonus will be paid to Jay Stein with respect to 1999.

     2. John H. Williams, Jr., the Company's President and Chief Operating Officer, was awarded a base salary increase of $71,000, increasing his salary to $525,000 for the year. In view of the Company's mediocre performance for the year and the material drop in the price of the Company's shares of common stock, the Compensation Committee determined that no discretionary bonus would be awarded for the year. However, pursuant to the quantitative bonus formula described above, John H. Williams, Jr. received a formula-driven bonus of $136,200.

     3. Michael D. Fisher, the Company's Executive Vice President, Stores, received an increase in base salary of $50,000, constituting a 20% increase, bringing his total compensation to $300,000. As is true with other executive officers of the Company, the Executive Vice President, Stores bonus compensation was driven by a quantitative formula. As a result of the application of that formula to the Company's performance for 1999, the Company's Executive Vice President, Stores was awarded a bonus of $34,375.

     4. James G. Delfs, the Company's Chief Financial Officer, received an increase in base salary of $27,000, constituting a 15.6% increase, bringing his total compensation to $200,000. In addition, the Committee approved management's recommendation of a bonus of $50,000.

Long-Term Incentive Compensation

     The Company has in effect Stock Option and Employee Stock Purchase Plans for the Company's employees. The Compensation Committee believes that these plans are a principal vehicle for motivating management to work toward long-term growth in stockholder value. Consistent with the Company's philosophy of providing incentives to key employees at all levels, options are awarded to a relatively broad base of employees, down through store managers. Options have been awarded based on positions within the Company, ability to contribute to the Company's profitability, and prior tenure with the Company. For additional information as to the options held by executive officers, see the Option Table under "Executive Compensation" attached to this report.

     The employee stock options reflect the Company's philosophy that officers' and employees' incentive compensation should reflect the same long-term interests as the Company's shareholders. To encourage continued service with the Company, the options become exercisable ratably on the third, fourth and fifth anniversary dates of grant. Additional increases in the value of the Company's common stock, which benefit all shareholders, will best serve as the primary incentive to its executive officers.

CEO Compensation

     The Compensation Committee's policies with respect to the Chief Executive Officer, Jay Stein, were essentially the same as for the Company's other executive officers. In addition, and consistent with the approach to other executive officers, Mr. Stein's bonus formula was changed to one which was 70% formula driven based upon a comparison of the Company's earnings per share for the current year to the earnings per share for the prior year, all as more fully described above. Moreover, in view of Jay Stein's continuing substantial ownership of shares of the Company's common stock, the Committee believed that Mr. Stein's primary motivation remained that of stock ownership, which is most aligned with the interests of other shareholders of the Company.

Certain Tax Matters

     Section 162(m) of the Internal Revenue Code, enacted in 1993, precludes a public corporation from deducting compensation of more than $1 million each, for its chief executive officer or for any of its four other highest paid officers. Certain performance-based compensation is exempt from this limitation. Compensation in the form of options under the Company's Employee Stock Plan is exempt. Because other forms of compensation to the Company's officers are nowhere near $1 million, the Compensation Committee does not presently have a policy regarding whether it would authorize compensation that would not be deductible for the Company for federal income tax purposes by reason of Section 162(m).


                                             STEIN MART, INC.
                                             COMPENSATION COMMITTEE


                                             Alvin R. "Pete" Carpenter, Chairman
                                             Mitchell W. Legler
                                             James H. Winston

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to each of the Company's executive officers whose total salary and bonus exceeded $100,000 during the year ended January 1, 2000. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

                                                      SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation
                          ----------------------------------------------------------  ----------------
Name And                                                              Other              Number
Principal                                                             Annual               Of              All Other
Position                   Year        Salary (1)      Bonus        Compensation         Options          Compensation (2)
---------------------     --------    -----------    ----------   ----------------     -----------     ------------------
Jay Stein                 1999          $461,667      $   -           $88,055(3)          ----               $2,282
Chairman & Chief          1998           446,250          -                  (4)          ----                2,803
Executive Officer         1997           402,500       200,000               (4)          ----                4,140

John H. Williams, Jr.     1999          $451,667      $136,200               (4)          ----               $3,129
President & Chief         1998           436,250       100,000               (4)          ----                2,803
Operating Officer         1997           392,500       200,000               (4)         600,000              4,140

Michael D. Fisher         1999          $248,750      $ 34,375               (4)          ----               $6,686
Executive Vice            1998           238,333        30,800               (4)          ----                2,803
President, Stores         1997           204,375       100,000               (4)         200,000              4,140

Michael Remsen (5)        1999          $231,125      $ 46,980               (4)          ----               $2,133
Executive Vice            1998           223,750        15,125               (4)          ----                2,803
President,                1997 (6)       166,667        74,375               (4)         210,000              4,140
Merchandising

James G. Delfs            1999          $172,000      $ 50,000               (4)          ----               $9,914
Senior Vice President,    1998           165,000        36,000        $38,009(7)          ----                2,803
Finance & Chief Financial 1997           146,667        45,000         47,657(7)         100,000              4,140
Officer

(1) Includes amounts deferred under the 401(k) features of the Company's Profit Sharing plan and under the Executive Deferral plan.

(2) The Company has not yet made a contribution to it's Profit Sharing plan for 1999, and accordingly, it is not possible as of the date of this Proxy Statement to determine the amount of Company contributions that will be allocated to the accounts of the named executives for 1999. The amounts shown for 1999 include a matching contribution of $1,600 made by the Company to the 401(k) portion of the Profit Sharing plan for Messers. Stein, Williams, Fisher, Remsen and Delfs as well as a matching contribution of $4,167 for Mr. Fisher and $5,767 for Mr. Delfs to the Company's Executive Deferral plan. Also, included for 1999 is imputed income on the Executive Split Dollar plan. Included is $682 for Mr. Stein, $1,529 for Mr. Williams, $605 for Mr. Fisher, $533 for Mr. Remsen and $482 for Mr. Delfs. In addition, the amount for 1999 includes the above-market earnings on deferred compensation of $314 for Mr. Fisher and $2,065 for Mr. Delfs. The amounts shown for 1998 include a base contribution of $684 and a matching contribution of $1,600 made by the Company to the 401(k) portion of the plan for voluntary contributions made as well as $519 to the Profit Sharing plan for Messers. Stein, Williams, Fisher, Remsen and Delfs. The amounts shown for 1997 include a base contribution of $1,600 and a matching contribution of $1,600 made by the Company to the 401(k) portion of the plan for voluntary contributions made as well as $940 to the Profit Sharing plan for Messers. Stein, Williams, Fisher, Remsen and Delfs.

(3) The amount shown for 1999 includes $68,371 medical claims, $13,353 personal use of company automobile and $6,331 miscellaneous.

(4) Excludes certain personal benefits, the total value of which was the lesser of $50,000 or ten percent of the total annual compensation and bonus for each of the named executives.

(5)  Mr. Remsen was employed with the Company through January 7, 2000.

(6) Mr. Remsen became Executive Vice President, Merchandising effective August 1, 1997. The amounts shown for 1997 represent totals for the entire year of 1997.

(7) The amount shown for 1998 includes $25,576 medical claims, $10,800 automobile allowance and $1,633 miscellaneous. The amount shown for 1997 includes $35,441 medical claims, $10,800 automobile allowance and $1,416 miscellaneous.

     Options. None of the executive officers named in the "Summary Compensation Table" received any stock options or stock appreciation rights during the year ended January 1, 2000.

     The following table sets forth information concerning stock options exercised by the named executives during the year ended January 1, 2000 and the number and value of unexercised options as of January 1, 2000 held by the named executives in the Summary Compensation Table above.



                                     Option Exercises and Year-End Values Table


                                                                                                    Value of Unexercised
                             Shares                             Number of Unexercised                   In-the-Money
                            Acquired                         Options at January 1, 2000          Options at January 1, 2000
                               On           Value                        (#)                               ($)(2)
                            Exercise       Realized      ------------------------------------  -------------------------------
Name                            (#)         ($)(1)          Exercisable       Unexercisable    Exercisable     Unexercisable
-------------------------  ------------  -------------   ------------------   ---------------  -------------  ----------------

Jay Stein, Chairman &                             Not                                                   Not               Not
Chief Executive Officer              0     Applicable                 None              None     Applicable        Applicable

John H. Williams, Jr.
President & Chief                                 Not
Operating Officer                    0     Applicable              590,000           600,000     $1,184,085              $  -

Michael D. Fisher,
Executive Vice                                    Not
President, Stores                    0     Applicable               93,200           206,800           $  -              $  -

Michael Remsen,
Executive Vice
President,                       6,600        $31,968               14,520           224,960           $  -              $  -
Merchandising

James G. Delfs, Senior
Vice President, Finance                           Not
& Chief Financial Officer            0     Applicable               33,000           117,000           $  -              $  -


-------------------------

(1) Value realized is calculated based on the difference between the option exercise price and the market price of the Company's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock at December 31, 1999, multiplied by the number of shares underlying the options. The closing price on December 31, 1999 of the Company's Common Stock as reported on The Nasdaq Stock Market(R) was $5.6875.

          Compensation of Directors. The outside directors receive director's fees of $12,000 per year, plus $2,000 for each meeting of the Board and $1,500 for any committee thereof which they attend, and are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Pursuant to the Company's director stock option plan, each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company upon becoming a director. Approximately one-third of the options become exercisable on each of the third, fourth and fifth anniversary dates of grant at an exercise price equal to the fair market value of the common stock on the date of grant. A total of 84,000 shares is reserved for issuance under this plan.

Certain  Transactions;  Compensation  Committee Interlocks and Insider
Participation

     The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

     Set forth below are various transactions involving the Company and members of the Compensation Committee of the Board of Directors or their related parties. The Board of Directors does not believe that the relationships and transactions described below regarding members of the Compensation Committee adversely affect the performance by the committee of its duties.

     Mr. Legler.  Mr. Legler is the sole shareholder of the law firm of Mitchell
W. Legler, P.A., which serves as general counsel to the Company. Legal fees received by that firm from the Company were $54,000 for 1999.

                          COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return on The Nasdaq Stock MarketSM (U.S.) Index and The Nasdaq Stock Market(R) Retail Trades Stock Index for the last five years ended January 1, 2000. The comparison assumes $100 was invested at the beginning of the five year period in Stein Mart, Inc. stock and in each of the indices shown and assumes reinvestment of any dividends.

                  Comparison of Cumulative Total Return Among
           Stein Mart, Inc., The NASDAQ Stock Market(sm) (U.S.) Index
            and The NASDAQ Stock Market(R) Retail Trades Stock Index

                         -------------------------------------------------------
                           Stein Mart,             Nasdaq                Nasdaq
                               Inc.                (U.S.)                Retail
                         -------------------------------------------------------
                         -------------------------------------------------------
                              Value                 Value                Value
-------------------
          Date               To Plot               To Plot              To Plot
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        12/31/94               100.0                 100.0                100.0
        12/30/95                86.3                 141.3                110.1
        12/28/96               153.4                 174.1                131.6
        1/03/98                200.0                 214.5                153.5
        1/02/99                109.3                 300.2                187.6
        1/01/00                 89.2                 545.7                168.6

--------------------------------------------------------------------------------

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company has selected the firm of PricewaterhouseCoopers LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending December 30, 2000. That firm has served as the auditor for the Company since 1983. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                              STOCKHOLDER PROPOSALS

     Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which stockholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, stockholders are hereby notified that if they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 2001 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 4, 2000. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals in order to be included in the Company's proxy materials.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended January 1, 2000 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Susan Datz Edelman, the Company's Director of Stockholder Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

Dated:  April 3, 2000.

     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                                STEIN MART, INC.

      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH
            THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 2000


          The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on May 1, 2000 at 2:00 P.M., local time, at The Radisson Riverwalk Hotel and Conference Center, 1515 Prudential Drive, Jacksonville, Florida, and at any adjournment or adjournments thereof, hereby revoking any proxy heretofore given.


                (Continued and to be signed on the reverse side)





                             (FOLD AND DETACH HERE)

This Proxy when properly executed will be voted in the manner directed herein by                             Please mark
the   undersigned   shareholder. If  no  direction  is  made, this   proxy  will                             your votes as
be voted FOR  Proposal 1. The Board of Directors  recommends  a vote FOR item 1.                             indicated in   [x]
                                                                                                             this example

1. Election of Directors as recommended in the Proxy Statement:  Alvin R. "Pete" Carpenter, Linda McFarland Farthing, Mitchell
                                                                 W.Legler, Michael D.Rose, Jay Stein, John H. Williams, Jr.,
                                                                 and James H. Winston
         FOR all            WITHHOLD
         nominees           AUTHORITY
         listed (except     to vote for
         as marked to       all nominees             INSTRUCTIONS:  To withhold authority to vote for any individual nominee,  write
         the contrary)      listed                                     that nominee's name in the space provided  below.


           [  ]               [  ]                                  ----------------------------------------------------------------


2. Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

                                                       Please  insert  the date and sign your  name  exactly  as  it appears hereon.
                                                       If  shares  are  held  jointly each  joint   owner   should  sign. Executors,
                                                       administrators, trustees, guardians,  etc., should  so indicate when signing.
                                                       Corporations  should sign  full  corporate  name  by  an authorized  officer.
                                                       Partnership should sign  partnership  name by an authorized Partner.

                                                       Unless the date has been  inserted  below,  this Proxy  shall be deemed to be dated for all  purposes  as of  the date  appearing  on  the  postmark on the envelope in  which it is  enclosed.  In such a case the Proxies  named  above are  authorized  to insert the date in  accordance with  these  instructions.

                                                       Dated:------------------------------------------------------------------,2000
                                                       -----------------------------------------------------------------------------
                                                       -----------------------------------------------------------------------------
                                                                           Signature(s) of Shareholders(s)

"PLEASE MARK INSIDE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                                                         FOLD AND DETACH HERE

                                                            Stein Mart(R)

Several Company information delivery options are now being offered to shareholders. Quarterly information is available immediately on the day of announcement via any of the methods below. Please use the method most convenient for you.

1) Fax: Call 1-800-239-0927 and enter your fax number to get the latest news release(s) faxed to you at no charge.

2) Computer: Visit the Stein Mart (www.steinmart.com) web site for latest news release(s) and accompanying financial statements. You can also e-mail smrt@steinmart.com to reach the investor relations area.

3) Call (904) 346-1535 ext. 5888. You may choose to listen to a recorded version of the news release OR you may request information to be mailed to you directly. If you would like to continue to have information mailed each reporting period, ask to be placed on Stein Mart's mailing list.


                            Reporting dates for 2000:


       April 25, 2000:          Stein Mart 1Q '00 Financial Results News Release
       July 25, 2000:           Stein Mart 2Q '00 Financial Results News Release
       October 24, 2000:        Stein Mart 3Q '00 Financial Results News Release
       February 27, 2001:       Stein Mart FY '00 Financial Results News Release